Exhibit 99.1

Donnelley Financial Solutions Appoints Chandar Pattabhiram to Board of Directors

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Donnelley Financial Solutions g

Jul 15, 2022, 07:00 ET

Well-rounded software executive with more than 20 years of experience in B2B to join Board

CHICAGO, July 15, 2022 /PRNewswire/ — Donnelley Financial Solutions (NYSE: DFIN), a leading provider of risk and compliance solutions, is pleased to announce the appointment of Chandar Pattabhiram, Chief Marketing Officer for Coupa Software, Inc. (NASDAQ: COUP), to its board of directors. Pattabhiram will stand for election at the company’s 2023 annual meeting and will serve on the board’s compensation committee. In connection with the appointment of Pattabhiram to the board, the Company also increased the size of the board to nine members effective as of July 14, 2022.

“We are thrilled to welcome Chandar as a new independent director to the DFIN Board,” said Richard L. Crandall, chairman of the board. “As a highly regarded, well-rounded software executive with more than 20 years of B2B enterprise marketing leadership in high growth SAAS product offerings, Chandar will bring critical insights to our board as we continue to execute on our business plan to drive growth and enhance shareholder value.”

Chandar will bring critical insights as we execute on our plan to drive growth and enhance shareholder value.

Pattabhiram, 53, brings a wealth of experience in marketing leadership. At Coupa, a leading Business Spend Management software provider, he is responsible for all of revenue marketing including go-to-market marketing strategy, product and segment marketing, growth marketing, and corporate/brand marketing.

Prior to Coupa, Chandar was Chief Marketing Officer at Marketo where he was responsible for all aspects of marketing and drove the positioning of Marketo as a leader in marketing automation. He began his career at Compucom Systems, joined Andersen Consulting (Now Accenture) where he worked on a myriad of management consulting projects across IT strategy and business process reengineering and eventually went on to serve in senior marketing leadership roles at Badgeville Inc., and Sequoia-backed startup Cast Iron Systems, Inc. (acquired by IBM in 2010).

“I am really excited to join the esteemed Board of Directors of DFIN,” said Chandar Pattabhiram. “The company is on an exciting transformation journey into a financial regulatory and compliance software solutions leader. I look forward to bringing my experiences in building success with high-growth companies and working with the team.”

Pattabhiram received his undergraduate degree in mechanical engineering from PSG College of Technology in India and, his master’s degree in management information systems from University of Texas. He is on the Board of Directors for BlueShift, an AI platform for consumer engagement, and a strategic advisor to the CEO of Freshworks.

About Donnelley Financial Solutions (DFIN)

DFIN is a leading global risk and compliance solutions company. We provide domain expertise, enterprise software and data analytics for every stage of our clients’ business and investment lifecycles. Markets fluctuate, regulations evolve, technology advances, and through it all, DFIN delivers confidence with the right solutions in moments that matter. Learn about DFIN’s end-to-end risk and compliance solutions online at DFINsolutions.com or you can also follow us on Twitter @DFINSolutions or on LinkedIn.

SOURCE Donnelley Financial Solutions